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                                                                    EXHIBIT 23.1

   CONSENT OF KPMG PEAT MARWICK, LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


CONSENT OF INDEPENDENT ACCOUNTANTS

The Stockholders and Board of Directors
Capstone Capital Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Capstone Capital corporation of our report dated Januaruy 25, 1996, relating to the consolidated balance sheets of Capstone Capital Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1995, and for the period from June 30, 1994 (inception) to December 31, 1994, which report appears in the December 31, 1995, annual report on Form 10-K of Capstone Capital Corporation.


                                   KPMG PEAT MARWICK LLP

Birmingham, Alabama
February 10, 1997